As filed with the Securities and Exchange Commission on July 27, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VENTANA MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2976937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1910 Innovation Drive

Tucson, AZ 85755

(520) 887-2155

(Address including zip code, and telephone number, including area code, of principal executive offices)

2005 EQUITY INCENTIVE PLAN

2005 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Mark Tucker

Chief Legal Officer

Ventana Medical Systems, Inc.

1910 Innovation Drive

Tucson, AZ 85755

(520) 887-2155

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Jack Sheridan, Esq.

Ilan Lovinsky, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	2,000,000 shares	(1)	$41.57	(2)	$83,140,000.00	$9,785.58
Common Stock $0.001 par value	500,000 shares	(3)	$35.34	(4)	$17,670,000.00	$2,079.76
TOTAL	2,500,000 shares		—		$100,810,000.00	$11,865.34

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals. This subtotal represents the number of shares authorized to be issued under the 2005 Equity Incentive Plan.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the common stock as reported on the NASDAQ National Market on July 22, 2005.
(3)	This subtotal represents the number of shares authorized to be issued under the 2005 Employee Stock Purchase Plan.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the common stock as reported on the NASDAQ National Market on July 22, 2005. Pursuant to the 2005 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of common stock shall be an amount equal to 85% of the fair market value of a share of common stock on the Exercise Date (as defined in such plan).

VENTANA MEDICAL SYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Ventana Medical Systems, Inc. with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(1) Our Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), on March 15, 2005 for the year ended December 31, 2004.

(2) Our Current Reports on Form 8-K filed pursuant to Section 13(a) of the Exchange Act on January 13, 2005, February 4, 2005, April 15, 2005 and July 19, 2005.

(3) Our Quarterly Reports on Form 10-Q filed on April 22, 2005 and July 26, 2005 pursuant to Section 13(a) of the Exchange Act for the quarters ended March 31, 2005 and June 30, 2005, respectively.

(4) Our description of the common stock shares contained in our Registration Statement on Form 8-A filed on June 24, 1996 pursuant to Section 12(g) of the Exchange Act.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Articles XI and XII of the Registrant’s Restated Certificate of Incorporation eliminate the liability of the Registrant’s directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities. Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article VI of the Registrant’s Bylaws and Article XII of the Registrant’s Restated Certificate of Incorporation require the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Registrant has entered into indemnity agreements with its directors and executive officers that obligate the Registrant to indemnify such directors and executive officers to the fullest extent permitted by the DGCL. The Registrant also maintains officers’ and directors’ liability insurance, which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	2005 Equity Incentive Plan.

4.2*	2005 Employee Stock Purchase Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-3).

*	Filed with our Definitive Proxy Statement on Schedule 14A (File No. 000-20931) on March 31, 2005.

Item 9. Undertakings.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to applicable law, our Restated Certificate of Incorporation, our Bylaws or indemnification agreements, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ventana Medical Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tucson, State of Arizona, on this 27th day of July, 2005.

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/ CHRISTOPHER M. GLEESON
Christopher M. Gleeson
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Gleeson and Nicholas Malden, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CHRISTOPHER M. GLEESON Christopher M. Gleeson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2005

/s/ NICHOLAS MALDEN Nicholas Malden	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 27, 2005

/s/ THOMAS BROWN Thomas Brown	Director	July 27, 2005

/s/ ROD F. DAMMEYER Rod F. Dammeyer	Director	July 27, 2005

/s/ EDWARD M. GILES Edward M. Giles	Director	July 27, 2005

/s/ THOMAS M. GROGAN, M.D. Thomas M. Grogan, M.D.	Director	July 27, 2005

/s/ MARK C. MILLER Mark C. Miller	Director	July 27, 2005

/s/ JOHN PATIENCE John Patience	Director	July 27, 2005

/s/ JACK W. SCHULER Jack W. Schuler	Director	July 27, 2005

/s/ JAMES R. WEERSING James R. Weersing	Director	July 27, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

VENTANA MEDICAL SYSTEMS, INC.

July 27, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	2005 Equity Incentive Plan.

4.2*	2005 Employee Stock Purchase Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-3).

*	Filed with our Definitive Proxy Statement on Schedule 14A (File No. 000-20931) on March 31, 2005.